                                  EXHIBIT 10.6

                    EMPLOYMENT AGREEMENT, DATED MAY 15, 1997

                                    BETWEEN

                   MIRAGE HOLDINGS, INC. AND NAJEEB U. GHAURI

                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of May 15, 1997 by and between Mirage Holdings, Inc., a Nevada corporation (the "Company") and Najeeb Ghauri ("Employee").

                                    RECITALS

       WHEREAS, the Company and Employee desire to enter into this Agreement to assure the Company of the continuing service of Employee and to set forth the terms and conditions of Employee's employment with the Company.

       NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

     1.  Term.   The Company agrees to employ Employee and Employee hereby
         ----
accepts such employment, in accordance with the terms of this Agreement, commencing May 15, 1997 and ending May 14, 1998, unless this Agreement is earlier terminated as provided herein. Provided, however, that unless Company or Employee gives written notice to the other party to the contrary at least 30 days prior to any anniversary of the date hereof, the term of this Agreement shall automatically be extended for an additional term of one (1) year on such anniversary date. The term of this Agreement shall include any automatic extensions pursuant to the preceding sentence.

     2.  Services and Exclusivity of Services.  So long as this Agreement shall
         ------------------------------------
continue in effect, Employee shall devote Employee's full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee's best efforts and abilities to promote the Company's interests and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board of Directors of the Company (the "Board").

     3.  Duties and Responsibilities.  Employee shall serve as President and
         ---------------------------
Secretary of the Company for the duration of this Agreement. Employee agrees to observe and comply with the rules and regulations of the Company as adopted by the Board respecting the performance of Employee's duties and agrees to carry out and perform orders, directions and policies of the Company and its Board as they may be, from time to time, stated either orally or in writing. Employee shall have such corporate power and authority as shall reasonably be required to enable Employee to perform the duties required in any office that may be held.

     4.  Compensation.
         ------------

         (a) Initial Compensation. The initial term shall last from the beginning of this agreement for 120 days or until the Company successfully completes its IPO ("Initial Term"), whichever comes first. During the Initial Term of this Agreement, the Company agrees to pay Employee a base salary at the rate of $4,000 per month, payable in accordance with the Company practices in effect from time to time (the "Initial Salary").

         (b) Base Salary. During the remainder of this Agreement, ("Base Term") after 120 days or a successful completion of the IPO whichever comes first, the Company agrees to pay Employee a base salary at the rate of $5,500 per month, payable in accordance with the Company practices in effect from time to time (the "Base Salary"). The Base Term shall last from the ending of the Initial Term for the remainder of the Agreement.

         During the Base Term, employee will receive an option to purchase 30,000 shares of the Company's common stock. Employee will agree to exercise/sell no more than 1,000 shares of this stock per month without the prior written consent of a majority of the shareholders of the Company.

         (c)  Additional Benefits.

          (i) Base Salary Increase. In the event all of the outstanding warrants of the Company's are exercised after a successful completion of the IPO, the Base Salary of Employment will increase to $6,500 per month.

          (ii) Director's and Officer's Insurance. The Company will seek and purchase Director's and Officer's insurance to cover the officers of the Company.

          (iii) Medical Benefits. Employee shall also be entitled to all rights and benefits for which Employee is otherwise eligible under medical, dental, disability, or insurance plan or policy or other plan or benefit that the Company will provide for Employee or (provided Employee is eligible to participate therein) for senior employees of the Company, as from time to time in effect, during the term of this Agreement (collectively, "Additional Benefits").

         (d) Periodic Review. The Board shall review Employee's Base Salary and Additional Benefits then being paid to-Employee not less frequently than every twelve months, following such review, the Company may in its discretion increase (but shall not be required to increase) the Base Salary or any other benefits.

         (e) Perquisites. Employee shall be entitled to paid vacations in accordance with the plans, policies, programs and practices as in effect generally with respect to other senior employees of the Company.

         (f) Expenses. Employee will be reimbursed reasonable out of pocket expenses submitted to and approved by the Company.

     5.  Termination.  This Agreement and all obligations hereunder shall
         -----------
terminate upon the earliest to occur of any of the following:

         (a) Expiration of Term.  The expiration of the term provided for in
Section 1 or the voluntary termination by Employee or retirement from the Company in accordance with the normal retirement policies of the Company,

         (b) Death or Disability of Employee. The death or disability of Employee. For the purposes of this Agreement, disability shall mean the absence of Employee performing Employee's duties with the Company on a full-time basis for a period of two (2) months or for shorter periods aggregating sixty (60) or more business days in any twelve (12) month period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably). If Employee shall become disabled, Employee's employment may be terminated by written notice from the Company to Employee.

         (c) For Cause. The Company may terminate Employee's employment and all of Employee's rights to receive Base Salary and any Additional Benefits or perquisites hereunder for cause. For purposes of this Agreement, the term "cause" shall be defined as any of the following:

          (i) Employee's material breach of any of the duties and responsibilities under this Agreement (other than as a result of incapacity due to Employee's disability);

          (ii) Employee's conviction by, or entry of a plea of guilty or nolo contenders in, a court of competent and final jurisdiction for any crime which in the Company's sole discretion materially adversely affects the Company and/or its reputation in the community and/or which involves moral turpitude or is punishable by imprisonment in the jurisdiction involved;

          (iii) Employee's commission of an act of fraud upon the Company or any incompetence, negligence, or willful or negligent misconduct;

          (iv) Employee's willful failure or refusal to perform Employee's duties and responsibilities under this Agreement or Employee's material violation of any duty of loyalty to the Company or a breach of Employee's fiduciary duty.

     6.  Miscellaneous.
         -------------

         (a) Succession. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Employee hereunder are personal and otherwise not assignable. Employee's obligations and representations under this Agreement will survive the termination of Employee's employment, regardless of the manner of such termination.

         (b) Notices. Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its principal office at:

            225 Santa Monica Blvd., Suite 410, Santa Monica, CA 90401

or at such other address as the Company may from time to time in writing designate, and if to Employee at such address as Employee may from time to time in writing designate. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 6.2 and a verification of receipt is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

         (c) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, commitments and practices relating to Employee's employment by the Company.

         (d) Amendments.   No amendment or modification of the terms of this
Agreement shall be valid unless made in writing and duly executed by both parties.

         (e) Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

         (f) Governing Law. This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law doctrines and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of California, County of Los Angeles, City of Santa Monica.

         (g) Attorneys Fees. If any litigation shall occur between Employee and the Company which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of such litigation, including reasonable attorneys' fees and costs.

         (h) Withholding. All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

         (i) Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

         (j) Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not effect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY
Mirage Holdings, Inc.


        /s/ NAJEEB GHAURI
-----------------------------------
By: Najeeb Ghauri
Its: President

EMPLOYEE

        /s/ NAJEEB GHAURI
-----------------------------------
Najeeb Ghauri

521 Messina Place
-----------------------------------------
Agoura, CA 91301
---------------------------------------
     [address]